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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934


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         Date of Report (Date of earliest event reported): June 30, 2004

                               ATA Holdings Corp.
             (Exact name of registrant as specified in its charter)

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       Indiana                     000-21642                  35-1617970
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
   of incorporation)                                     Identification Number)


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                           7337 West Washington Street
                              Indianapolis, Indiana
                                      46231
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (317) 247-4000

                                       N/A
          (Former name or former address, if changes since last report)

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ITEM 9. REGULATION FD DISCLOSURE.

In recent press announcements, ATA Holdings Corp., the parent company of ATA Airlines Inc. (the "Company"), has disclosed that its cockpit crewmembers represented by the Air Line Pilots Association (ALPA) have ratified Letters of Agreement which amend the existing collective bargaining agreement. The amendments, which became effective July 1, 2004, will save the company approximately $43 million over the next two years.

"We are extremely proud of our strong relationship between our employee labor unions and management," said George Mikelsons, ATA Chairman and CEO.

"ATA is very pleased with the outcome of this negotiation and, in particular, with the speed in which the negotiation was completed. Several other carriers have been in concessionary discussions for months, if not years, and have yet to obtain an agreement. Our whole process was completed in 75 days, which speaks to the tremendous commitment our cockpit crewmembers share with all ATA employees."

A new contract amendable date extends the terms of the cockpit crewmembers' current agreement by one year, to 2007. In addition, the amendment includes a new competitive pay scale for a proposed 110-seat aircraft the Company is contemplating acquiring in the next 12 months.

Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements." These statements are based on ATA Holdings Corp.'s management's current expectations and are naturally subject to uncertainty and changes in circumstances. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.









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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ATA Holdings Corp.

Date: July 2, 2004             By: /s/ Brian T. Hunt
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                               Name: Brian T. Hunt
                               Title: Vice President & Secretary